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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                 SCHEDULE 14D-1

                   TENDER OFFER STATEMENT PURSUANT TO SECTION
                14(D)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)


                               ----------------

                        VITALINK PHARMACY SERVICES, INC.
                           (NAME OF SUBJECT COMPANY)

                               ----------------

                                MANOR CARE, INC.
                                    (BIDDER)

                               ----------------

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)

                               ----------------

                                   92846E10 4
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                               ----------------

                              JAMES H. REMPE, ESQ.
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                                MANOR CARE, INC.
                             11555 DARNESTOWN ROAD
                          GAITHERSBURG, MARYLAND 20878
                                 (301) 979-4000

(NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO RECEIVE NOTICES AND
                      COMMUNICATIONS ON BEHALF OF BIDDER)

                                    COPY TO:
                             W. LESLIE DUFFY, ESQ.
                            CAHILL GORDON & REINDEL
                                 80 PINE STREET
                            NEW YORK, NEW YORK 10005
                                 (212) 701-3000

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                               Page 1 of 4 Pages

                         Exhibit Index begins on Page 4
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  This Amendment No. 2 amends and supplements the Tender Offer Statement on
Schedule 14D-1 originally filed with the Securities and Exchange Commission on April 24, 1997 (as heretofore amended, the "Schedule 14D-1"), by Manor Care, Inc., a Delaware corporation, relating to the offer disclosed therein to purchase up to 1,500,000 shares of common stock, par value $.01 per share, of Vitalink Pharmacy Services, Inc., a Delaware corporation. Capitalized terms used herein without definition shall have the meanings set forth in the
Schedule 14D-1.

ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.

  Item 11 is hereby amended and supplemented by adding thereto the following:

   (a)(12) --Amended Offer to Purchase, dated May 21, 1997.


                               Page 2 of 4 Pages
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                                   SIGNATURE

  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          Manor Care, Inc.

                                                    /s/ James H. Rempe
                                          By: _________________________________
                                            Name: James H. Rempe
                                            Title:Senior Vice President,
                                                  General Counsel and
                                                  Secretary

Dated: May 21, 1997

                               Page 3 of 4 Pages
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                                 EXHIBIT INDEX

 EXHIBIT
   NO.   DESCRIPTION
 ------- -----------
 (a)(12) --Amended Offer to Purchase, dated May 21, 1997.


                               Page 4 of 4 Pages